NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2020
FIRST QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (April 28, 2020) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter results for 2020, reporting net income of $41.7 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2020, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 5.06%, the approximate daily average three-month LIBOR yield for the first quarter of 2020 plus 350 basis points. The dividend, based on average stock outstanding for the first quarter of 2020, will be paid on May 4, 2020. In light of the current and changeable economic environment resulting from the COVID-19 pandemic, we will evaluate our dividend strategy throughout the remainder of the year.

“Advances increased toward the end of the first quarter, as many members sought liquidity and funding related to the current health crisis and related financial market volatility,” said President and Chief Executive Officer Edward A. Hjerpe III. “We continue to productively access capital markets for our members and look to identify additional ways to tailor our voluntary community investment programs to better support members and the communities they serve during this challenging time. Financial results for the quarter were strong. At quarter end, total advances were $45.1 billion, total assets were $68.9 billion and net income was $41.7 million.”

Economy, Financial Markets, and Operational Status

At an unscheduled meeting on March 3, 2020, the Federal Open Market Committee (FOMC) issued a press release stating that the coronavirus outbreak poses evolving risks to economic activity and decided to lower the target range for the federal funds rate by 50 basis points to 1.00% to 1.25%, noting that it would closely monitor developments and their implications for the economic outlook and would act as appropriate to support the economy. On March 15, 2020, the FOMC again lowered the federal funds rate to a target range of 0.0% to 0.25%, noting that the coronavirus outbreak has harmed communities and disrupted economic activity in many countries, including the United States, and has significantly affected global financial conditions. In the weeks before and after the Federal Reserve's early March cut in the federal funds target rate, interest rates declined significantly. These actions have caused a significant temporary compression of the Bank's net interest margin earned on short-term debt we held for liquidity management purposes during the quarter ending March 31, 2020.

Generally, investor demand for high credit quality, fixed-income investments, including the Federal Home Loan Banks' (FHLBanks) consolidated obligations, increased relative to other investments, and the Bank continued to meet its funding needs during this time. However, the spreads between the yields of FHLBanks' consolidated obligations and like-term U.S. Treasury securities widened and the fixed-income market conditions became more challenging, with market participants favoring shorter-term obligations.

The Bank’s overall results of operations are influenced by the economy and financial markets, and in particular, by members' demand for advances and our ability to maintain sufficient access to funding at relatively favorable costs. The Bank’s flexibility in utilizing various funding tools, in combination with a diverse investor base and its status as a government sponsored enterprise, have helped provide reliable market access and demand for consolidated obligations throughout fluctuating market environments and regulatory changes affecting dealers of and investors in consolidated obligations. The Bank has continued to meet all funding needs in response to demand for advances during the quarter ended March 31, 2020.

During March 2020, the Bank experienced increased demand for advances and maintained liquidity through short-term investments in compliance with guidance from the Federal Housing Finance Agency, our primary regulator. Maintaining liquidity on our balance sheet, however, exposes us to additional interest-rate risk, which could reduce net interest income when interest rates decline, as was the case during the quarter ended March 31, 2020. This reduction in net interest income resulting from maintaining on-balance sheet liquidity is expected to continue into the second quarter of 2020.

Throughout the month of March and through the date of this announcement, the Bank has remained fully operational with minimal impact on services to our members and other counterparties. Since the last week of March, 100% of our staff have been working from home. The Bank has a robust business continuity management program in place that is designed to ensure continued service to our members, and we expect that normal operations will remain in place even as all employees operate from remote locations.

First Quarter 2020 Operating Highlights

Net income for the three months ended March 31, 2020, was $41.7 million, compared with net income of $54.5 million for the same period in 2019, the result of a decrease of $55.5 million in net interest income after provision for credit losses as well as a $53.1 million increase in net losses on derivative and hedging activities. These decreases to net income were offset by an increase of $46.4 million in net unrealized gains on trading securities and a $40.7 million increase in net gain on sale of held-to-maturity securities. These results led to a $4.6 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the three months ended March 31, 2020, was $31.0 million, compared with $86.6 million for the same period in 2019. The $55.5 million decrease in net interest income after provision for credit losses was mainly a result of a $26.1 million decline in prepayment fees on advances(1) from $26.9 million for the three months ended March 31, 2019 to $838,000 for the three months ended March 31, 2020. In addition, net interest income was negatively impacted by higher premium amortization on U.S. Agency mortgage-backed securities resulting from a significant decrease in long-term interest rates, as well as lower returns from investing the Bank’s capital and liquidity due to a sharp decrease in short-term interest rates.

Offsetting these decreases was the benefit of a $1.8 billion increase in average earning assets that primarily consisted of a $3.4 billion increase in average investments offset by a $1.8 billion decrease in average advances.

Net interest spread was 0.12% for the three months ended March 31, 2020, a 32-basis point decrease from the same period in 2019, and net interest margin was 0.20%, a 39-basis point decrease from 2019. The decrease in net interest spread reflects a 101-basis point decrease in the average yield on earning assets and a 69-basis point decrease in the average yield on interest-bearing liabilities. The decreases in both net interest spread and net interest margin mainly reflect the negative impact of sharply lower interest rates on overnight investments funded by equity capital and short-term debt, lower advances prepayment fee income, and higher premium amortization on U.S. Agency mortgage-backed securities.

March 31, 2020 Balance-Sheet Highlights

Total assets increased $13.2 billion, or 23.8%, to $68.9 billion at March 31, 2020, up from $55.7 billion at year-end 2019. During the three months ended March 31, 2020, advances increased $10.5 billion, or 30.3%, to $45.1 billion, compared with $34.6 billion at year-end 2019. The increase in advances was concentrated in short-term fixed-rate and variable-rate advances.

Total investments were $18.1 billion at March 31, 2020, up from $16.1 billion at December 31, 2019. Investments in mortgage loans totaled $4.5 billion at March 31, 2020, an increase of $27.2 million from year-end 2019.

GAAP capital at March 31, 2020, was $3.5 billion, an increase of $345.9 million from $3.1 billion at December 31, 2019. During 2020, capital stock increased by $397.2 million, primarily attributable to the increase in advances. Total retained earnings grew to $1.47 billion during 2020, an increase of $10.0 million, or 0.7%, from December 31, 2019. Of this amount, restricted retained earnings totaled $357.1 million at March 31, 2020. Accumulated other comprehensive loss totaled $248.2 million at March 31, 2020, a deterioration of $61.3 million, or 32.8%, from December 31, 2019.

The Bank was in compliance with all regulatory capital ratios at March 31, 2020, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at December 31, 2019.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

ASSETS	3/31/2020	12/31/2019	3/31/2019
Advances	$45,076,223	$34,595,363	$32,152,009
Investments (3)	18,072,153	16,144,244	15,543,790
Mortgage loans held for portfolio, net	4,528,474	4,501,251	4,368,333
Other assets	1,224,015	421,953	263,480
Total assets	$68,900,865	$55,662,811	$52,327,612

LIABILITIES
Consolidated obligations, net	$64,268,839	$51,569,662	$48,499,643
Deposits	859,816	674,309	555,031
Mandatorily redeemable capital stock	6,112	5,806	17,413
Other liabilities	274,857	267,722	291,721

CAPITAL
Class B capital stock	2,266,329	1,869,130	1,830,240
Retained earnings - unrestricted	1,116,001	1,114,337	1,090,811
Retained earnings - restricted (4)	357,148	348,817	321,561
Total retained earnings	1,473,149	1,463,154	1,412,372
Accumulated other comprehensive loss	(248,237)	(186,972)	(278,808)
Total capital	3,491,241	3,145,312	2,963,804
Total liabilities and capital	$68,900,865	$55,662,811	$52,327,612

Total regulatory capital-to-assets ratio	5.4%	6.0%	6.2%
Ratio of market value of equity (MVE) to par value of capital stock (5)	154%	173%	172%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended
	3/31/2020	12/31/2019	3/31/2019
Total interest income	$282,516	$324,329	$421,440
Total interest expense	252,165	255,978	334,872
Net interest income	30,351	68,351	86,568
Net interest income after provision for credit losses	31,035	68,329	86,565
Litigation settlements	—	29,358	—
Net unrealized gains (losses) on trading securities	46,120	395	(274)
Net (losses) gains on derivatives and hedging activities	(52,558)	2,490	548
Realized net gain from sale of held-to-maturity securities	40,733	12,031	—
Other income (loss)	3,302	(2,299)	(7,010)
Operating expense	18,122	23,478	16,410
Other expense	4,219	10,659	2,877
AHP assessment	4,636	7,633	6,085
Net income	$41,655	$68,534	$54,457

Performance Ratios: (6)
Return on average assets	0.27%	0.50%	0.37%
Return on average equity (7)	5.15%	9.13%	6.94%
Net interest spread	0.12%	0.39%	0.44%
Net interest margin	0.20%	0.50%	0.59%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 20, 2020 (the 2019 Annual Report).

(3)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2019 Annual Report.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2019 Annual Report.

(6)	Yields for quarterly periods are annualized.

(7)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the rapid and diffuse spread of COVID-19 and related negative effects on economic conditions and markets; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.
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